News Release

For Immediate Release	For Further Information, Contact:
April 25, 2022	Laura Stevens, Hines
+44 (0) 7436 035 422
Laura.stevens@hines.com

Tamara Raposo
(+34) 915 915 500
t.raposo@romanrm.com

Andrea Caballero
(+34) 915 915 500
andrea.caballero@romanrm.com

HINES GLOBAL INCOME TRUST ACQUIRES LAND IN MADRID FOR FUTURE LOGISTICS DEVELOPMENT ADJACENT TO AIRBUS PROJECT

(MADRID) – Hines, the global real estate firm, announced today that Hines Global Income Trust (“HGIT”) has acquired several plots of land in the Corredor del Henares submarket from Grupo Barral. The land is adjacent to the industrial and office complex of Airbus Defence and Space S.A.U it had purchased in June 2020, creating a plot totaling 97,798 square metres.

The property spans 54,338 square metres and faces the A2 highway, a five-minute drive from Madrid’s airport and 20 minutes from Madrid city centre.

With the acquisition, HGIT intends to build a high-quality logistics park covering more than 65,000 square metres in one of the most densely populated areas of Madrid to meet significant last mile e-commerce demand. The project will target BREEAM (Build Research Establishment Environmental Assessment Methodology) Excellent certification, demonstrating its commitment to sustainability.

Omar Thowfeek, managing director of investments for HGIT, commented, “This acquisition and expansion of our current investment in Madrid will help create the most efficient layout for a best-in-class last-mile logistics complex in a prime location with strong transport connectivity.”

Vanessa Gelado, senior managing director and country head of Hines Spain, added, “Corredor del Henares is considered one of the best locations in Madrid to establish a state-of-the art logistics park. Thanks to its premier location, the project will have the potential to be a key logistics hub connecting Madrid with the rest of Spain.”

This purchase is intended to bolster further the portfolio’s European logistics presence, which includes 12 industrial assets in six countries. HGIT is diversified by geography and real estate sectors, with a focus on stable assets with strong long-term income potential. Its $2.9 billion portfolio is weighted by nearly two-thirds to the industrial and living sectors.

The acquisition has been financed by Banco Santander, which will also finance the development. Knight Frank and EY represented HGIT during the transaction, while EY represented Grupo Barral.

About Hines Global Income Trust
HGIT is a public, non-listed real estate investment trust sponsored by Hines. It commenced operations in 2014 and invests in commercial real estate investments located in the United States and internationally. For additional information about HGIT, visit www.hinesglobalincometrust.com.

About Hines
Hines is a privately owned global real estate investment firm founded in 1957 with a presence in 285 cities in 28 countries. Hines oversees investment assets under management valued at approximately $90.3 billion¹. In addition, Hines provides third-party property-level services to 373 properties totaling 114.2 million square feet. Historically, Hines has developed, redeveloped or acquired approximately 1,530 properties, totaling over 511 million square feet. The firm currently has more than 198 developments underway around the world. With extensive experience in investments across the risk spectrum and all property types, and a foundational commitment to ESG, Hines is one of the largest and most-respected real estate organizations in the world.

Since entering Europe in 1991, Hines has grown its European platform to include offices in 17 cities as well as a presence in 60 cities in 14 countries. Hines oversees investment assets under management valued at approximately €24.5 billion and provides third-party property-level services totaling 4.3 million square metres in Europe, in Austria, Czech Republic, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Netherlands, Poland, Spain and the United Kingdom.
Visit www.hines.com for more information.
¹Includes both the global Hines organization as well as RIA AUM as of 31 December 2021

Forward Looking Statements
Statements in this press release, including intentions, beliefs, expectations or projections relating to the acquisition described herein, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, the potential for growth in the logistics sector and potential future investments in the sector by Hines Global Income Trust, the potential long-term performance of this property, future economic, competitive and market conditions and future business decisions that may prove to be incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risks associated with Hines being able to successfully manage the property, risks associated with an economic downturn in the region or the urban logistics sector, and other risks described in the "Risk Factors" section of Hines Global Income Trust's most recent Annual Report on Form 10-K, as updated by its other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on any forward-looking statements.